EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2025 Results

EDINBURG, Va., April 30, 2025 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced first quarter 2025 financial and operating results.

First Quarter 2025 Highlights

  Glo Fiber Expansion Markets1 data subscribers grew 51% over the same period in 2024 to approximately 71,000.
  Glo Fiber Expansion Markets revenue grew 52% to $18.4 million.
  Total revenue grew 26.9% compared to the same period in 2024 to $87.9 million. Excluding the former Horizon markets, total revenue grew 5% to $72.9 million.
  Net loss from continuing operations was $9.1 million in the first quarter of 2025 compared with a net loss from continuing operations of $4.1 million in the first quarter of 2024. The increase in the net loss was due primarily to higher depreciation and amortization from Horizon and Glo Fiber network expansion.
  Adjusted EBITDA2 grew 43.3% to $27.6 million. Excluding the former Horizon markets, Adjusted EBITDA grew $3.9 million, or 20.6%.

“We are pleased with our growth in the first quarter of 2025, as we continued to execute well in our Glo Fiber Expansion Markets with 5,400 new subscribers, 16,600 new passings and 52% revenue growth.” said President and CEO, Christopher E. French. “Glo Fiber growth and higher Horizon synergy savings were key drivers in our return to strong Adjusted EBITDA growth in our legacy markets of 20.6%, along with an increase in Adjusted EBITDA margins from 28% to 31%.”

Shentel’s first-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, April 30, 2025. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

First Quarter 2025 Results Compared with First Quarter 2024

  Revenue increased by $18.7 million, or 26.9%, to $87.9 million, primarily due to $15.2 million of revenues earned in the acquired Horizon markets. Excluding Horizon, revenues grew by $3.5 million, or 5.0%, primarily due to Glo Fiber Expansion Markets Residential & SMB revenue growth of $5.6 million, or 46.5%. This growth was partially offset by Incumbent Broadband Markets3 revenue decline of $2.2 million, or 5.0%. Glo Fiber Expansion Markets revenue growth in Shentel’s legacy markets was driven by a 46.3% year-over-year growth in data revenue generating units (“RGUs”) driven by the Company’s increase in passings. Incumbent Broadband Markets revenue decreased primarily due to lower video revenue driven by a 14.1% decline in video RGUs and lower data revenue driven by a decrease in non-recurring other revenue.
  Cost of services increased by $7.0 million, or 27.1%, due to $7.6 million of cost of services incurred in the acquired Horizon markets, partially offset by a $0.6 million decrease in cost of services incurred in the legacy Shentel markets, driven by a decrease in programming costs.
  Selling, general and administrative expense increased by $3.0 million, or 10.8%, due to $3.2 million of selling, general and administrative costs incurred in the acquired Horizon markets and a $0.2 million decrease in the legacy Shentel markets driven by lower professional fees.
  Restructuring, integration and acquisition expense of $0.5 million in the three months ended March 31, 2025 was comparable with the three months ended March 31, 2024.
  Depreciation and amortization increased by $12.0 million, or 68.9%, due to $9.2 million of depreciation and amortization related to the tangible and intangible assets acquired in the Horizon transaction and the Company’s expansion of its Glo Fiber network.
  Total broadband homes passed grew 128,000 to approximately 604,000, including 363,000 Glo Fiber Expansion Market passings and 241,000 Incumbent Broadband Markets passings.

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1 Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and Horizon markets.
2 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
3 Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.

Other Information

  Capital expenditures were $83.2 million for the three months ended March 31, 2025 compared with $70.1 million in the comparable 2024 period. The $13.2 million increase in capital expenditures was primarily driven by capital expenditures in the Horizon markets and expansion of the networks in Glo Fiber Expansion Markets and government-subsidized markets.
  The Company received $6.9 million and $2.7 million in government grant cash reimbursements during the three months ended March 31, 2025 and 2024, respectively.
  As of March 31, 2025, our cash and cash equivalents totaled $87.5 million, the availability under our Revolver was $143.0 million, and the remaining reimbursements available under government grants was $104.1 million, which are subject to fulfilling the terms of the agreements, for total available liquidity of approximately $334.6 million. During the three months ended March 31, 2025, we borrowed a total of $100.0 million under our term loans and had total indebtedness of $515.8 million as of March 31, 2025.

Earnings Call Webcast

Date: Wednesday, April 30, 2025
Time: 8:30 a.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 17,200 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, the expected savings and synergies from the Horizon transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended March 31,
	2025	2024
Residential & SMB - Incumbent Broadband Markets[1,3]	$43,359	$43,809
Residential & SMB - Glo Fiber Expansion Markets[2]	18,444	12,118
Commercial Fiber[3]	19,612	9,938
RLEC & Other	6,483	3,383
Service revenue and other	87,898	69,248
Operating expenses:
Cost of services exclusive of depreciation and amortization	33,030	25,985
Selling, general and administrative	30,992	27,978
Restructuring, integration and acquisition	510	618
Depreciation and amortization	29,458	17,443
Total operating expenses	93,990	72,024
Operating loss	(6,092)	(2,776)
Other (expense) income:
Interest expense	(4,892)	(4,076)
Other income, net	733	1,736
Loss from continuing operations before income taxes	(10,251)	(5,116)
Income tax benefit	(1,119)	(1,026)
Loss from continuing operations	(9,132)	(4,090)
Discontinued operations:
Income from discontinued operations, net of tax	—	1,981
Gain on the sale of discontinued operations, net of tax	—	216,805
Total income from discontinued operations, net of tax	—	218,786
Net (loss) income	(9,132)	214,696
Dividends on redeemable noncontrolling interest	1,472	—
Net (loss) income attributable to common shareholders	$(10,604)	$214,696

Net (loss) income per share attributable to common shareholders, basic and diluted:
Loss from continuing operations	$(0.19)	$(0.08)
Income from discontinued operations, net of tax	—	4.33
Net (loss) income per share	$(0.19)	$4.25

Weighted average shares outstanding	54,959	50,520

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  Revenue from residential and small and medium business (“SMB”) customers in Incumbent Broadband Markets is primarily earned through the Company’s provision of data, video and voice services over primarily hybrid fiber coaxial cable and to a lesser extent fiber to the home (“FTTH”) networks in incumbent markets.
  Revenue from residential and SMB customers in Glo Fiber Expansion Markets is primarily earned through the Company’s provision of data, video and voice services over FTTH networks in new greenfield expansion markets.
  Shentel updated the presentation of certain Residential & SMB - Incumbent Broadband Markets and Commercial Fiber revenues in the prior year to conform with changes in how management views these lines of business.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$87,547	$46,272
Accounts receivable, net of allowance for credit losses of $988 and $1,156, respectively	29,749	29,722
Income taxes receivable	1,080	1,244
Prepaid expenses and other	16,088	17,282
Total current assets	134,464	94,520
Investments	15,534	15,709
Property, plant and equipment, net	1,483,796	1,438,538
Goodwill and intangible assets, net	157,275	157,723
Operating lease right-of-use assets	19,834	19,548
Deferred charges and other assets	14,550	14,235
Total assets	$1,825,453	$1,740,273
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$10,348	$9,204
Accounts payable	59,266	57,820
Advanced billings and customer deposits	16,432	16,104
Accrued compensation	11,172	16,283
Current operating lease liabilities	3,060	3,060
Accrued liabilities and other	11,716	12,100
Total current liabilities	111,994	114,571
Long-term debt, less current maturities, net of unamortized loan fees	504,199	407,675
Other long-term liabilities:
Deferred income taxes	166,397	167,716
Benefit plan obligations	4,864	4,945
Non-current operating lease liabilities	10,945	10,794
Other liabilities	32,645	33,525
Total other long-term liabilities	214,851	216,980
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	83,936	82,464
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,857 and 54,605 issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	150,857	147,733
Retained earnings	758,393	768,997
Accumulated other comprehensive income, net of taxes	1,223	1,853
Total shareholders’ equity	910,473	918,583
Total liabilities, temporary equity and shareholders’ equity	$1,825,453	$1,740,273

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(9,132)	$214,696
Income from discontinued operations, net of tax	—	218,786
Loss from continuing operations	(9,132)	(4,090)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,984	17,320
Amortization of intangible assets	474	123
Stock-based compensation expense, net of amount capitalized	3,717	3,966
Deferred income taxes	(1,119)	(1,026)
Provision for credit losses	288	756
Other, net	480	(184)
Changes in assets and liabilities
Accounts receivable	2,490	1,726
Current income taxes	164	—
Operating lease assets and liabilities, net	(135)	75
Other assets	(682)	(4,495)
Accounts payable	992	(38)
Other deferrals and accruals	(5,997)	(1,218)
Net cash provided by operating activities - continuing operations	20,524	12,915
Net cash provided by operating activities - discontinued operations	—	2,243
Net cash provided by operating activities	20,524	15,158

Cash flows from investing activities:
Capital expenditures	(83,236)	(70,053)
Government grants received	6,929	2,710
Proceeds from sale of assets and other	47	—
Net cash used in investing activities - continuing operations	(76,260)	(67,343)
Net cash provided by investing activities - discontinued operations	—	305,827
Net cash (used in) provided by investing activities	(76,260)	238,484

Cash flows from financing activities:
Proceeds from credit facility borrowings	100,000	—
Principal payments on long-term debt	(2,178)	(1,312)
Taxes paid for equity award issuances	(787)	(1,456)
Payments for financing arrangements and other	(24)	(394)
Net cash provided by (used in) financing activities	97,011	(3,162)
Net increase in cash and cash equivalents	41,275	250,480
Cash and cash equivalents, beginning of period	46,272	139,255
Cash and cash equivalents, end of period	$87,547	$389,735

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(4,262)	$(3,955)
Income tax refunds received	$164	$—

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of (loss) income from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,
(in thousands)	2025	2024
Loss from continuing operations	$(9,132)	$(4,090)
Depreciation and amortization	29,458	17,443
Interest expense	4,892	4,076
Other income, net	(733)	(1,736)
Income tax benefit	(1,119)	(1,026)
Stock-based compensation	3,717	3,966
Restructuring, integration and acquisition	510	618
Adjusted EBITDA	$27,593	$19,251

Adjusted EBITDA margin	31%	28%

Supplemental Information

In the below table, Shentel updated the presentation of certain Residential & SMB - Incumbent Broadband Markets and Commercial Fiber revenues in the prior year to conform with changes in how management views these lines of business.

Operating Statistics

	Three Months Ended March 31,
	2025	2024
Homes and businesses passed (1)
Incumbent Broadband Markets (4)	240,788	216,514
Glo Fiber Expansion Markets (5)	362,861	259,567
Total homes and businesses passed	603,649	476,081

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Incumbent Broadband Markets (4)	111,860	108,958
Glo Fiber Expansion Markets (5)	70,565	46,729
Broadband Data	182,425	155,687
Video	38,395	40,148
Voice	26,037	24,039
Total Residential & SMB RGUs (excludes RLEC)	246,857	219,874

Residential & SMB Penetration (2)
Incumbent Broadband Markets (4)	46.5%	50.3%
Glo Fiber Expansion Markets (5)	19.4%	18.0%
Broadband Data	30.2%	32.7%
Video	6.4%	8.4%
Voice	4.5%	5.3%

Fiber route miles	17,224	10,132
Total fiber miles (3)	1,893,402	883,199

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(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.
(4) Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with FTTH passings.
(5) Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and Horizon markets.

Residential & SMB ARPU
	Three Months Ended March 31,
	2025	2024
Residential & SMB Revenue:
Incumbent Broadband Markets	27,875	27,505
Glo Fiber Expansion Markets	15,764	10,193
Broadband Data	$43,639	$37,698
Video	14,658	14,380
Voice	2,560	2,462
Other	946	1,387
Total Residential & SMB Revenue	$61,803	$55,927

Average RGUs:
Incumbent Broadband Markets	111,528	109,255
Glo Fiber Expansion Markets	67,868	44,163
Broadband Data	179,396	153,418
Video	39,256	41,294
Voice	25,783	24,039

ARPU: (1)
Incumbent Broadband Markets	$83.31	$83.92
Glo Fiber Expansion Markets	$77.42	$76.93
Broadband Data	$81.09	$81.91
Video	$124.46	$116.08
Voice	$33.09	$34.14

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(1) Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.

Shentel updated the presentation of certain revenues in the prior year to conform with changes in how management views these lines of business. This reclassification also resulted in updated ARPU values for the prior period. The 2024 reclassification are summarized in the following table:

Residential & SMB ARPU
	Q1'24	Q2'24	Q3'24	Q4'24	2024

Prior Reporting

Revenue:
Incumbent Broadband Markets	$27,798	$28,324	$28,241	$28,489	$112,852
Glo Fiber Expansion Markets	10,783	12,499	13,797	15,053	52,132
Broadband Data	38,581	40,823	42,038	43,542	164,984
Video	14,394	14,913	14,520	14,203	58,030
Voice	3,023	3,283	3,275	3,184	12,765
Discounts, adjustments and other	490	34	(508)	(403)	(387)
Total Residential & SMB Revenue	$56,488	$59,053	$59,325	$60,526	$235,392
Commercial Fiber	9,377	19,921	20,257	17,456	67,011
RLEC & Other	3,383	6,825	8,017	7,430	25,655
Service revenue and other	$69,248	$85,799	$87,599	$85,412	$328,058

Average RGUs:
Incumbent Broadband Markets	109,255	111,689	111,224	111,384	110,888
Glo Fiber Expansion Markets	44,163	50,892	56,290	62,387	53,432
Broadband Data	153,418	162,581	167,514	173,771	164,320
Video	41,294	42,443	41,630	40,596	41,491
Voice	40,690	43,865	44,214	44,840	43,402

ARPU:
Incumbent Broadband Markets	$84.81	$84.53	$84.64	$85.26	$84.81
Glo Fiber Expansion Markets	$81.39	$81.86	$81.70	$80.42	$81.30
Broadband Data	$83.83	$83.70	$83.65	$83.52	$83.67
Video	$116.19	$117.12	$116.26	$116.62	$116.55
Voice	$24.77	$24.95	$24.69	$23.67	$24.51

Residential & SMB ARPU
	Q1'24	Q2'24	Q3'24	Q4'24	2024

Current Reporting

Revenue:
Incumbent Broadband Markets	$27,505	$28,015	$27,876	$28,120	$111,516
Glo Fiber Expansion Markets	10,193	11,840	12,980	14,169	49,182
Broadband Data	37,698	39,855	40,856	42,289	160,698
Video	14,380	14,894	14,495	14,173	57,942
Voice	2,462	2,526	2,508	2,442	9,938
Other	1,387	1,021	699	880	3,987
Total Residential & SMB Revenue	$55,927	$58,296	$58,558	$59,784	$232,565
Commercial Fiber	9,938	20,678	21,024	18,198	69,838
RLEC & Other	3,383	6,825	8,017	7,430	25,655
Service revenue and other	$69,248	$85,799	$87,599	$85,412	$328,058

Average RGUs:
Incumbent Broadband Markets	109,255	111,689	111,224	111,384	110,888
Glo Fiber Expansion Markets	44,163	50,892	56,290	62,387	53,432
Broadband Data	153,418	162,581	167,514	173,771	164,320
Video	41,294	42,443	41,630	40,596	41,491
Voice	24,039	23,143	23,392	23,968	23,636

ARPU: (1)
Incumbent Broadband Markets	$83.92	$83.61	$83.54	$84.15	$83.81
Glo Fiber Expansion Markets	$76.93	$77.55	$76.86	$75.70	$76.70
Broadband Data	$81.91	$81.71	$81.30	$81.12	$81.50
Video	$116.08	$116.97	$116.06	$116.37	$116.37
Voice	$34.14	$36.38	$35.74	$33.96	$35.04